Exhibit 99.3

Media contact:

Karla Olsen,

senior manager, media

relations

Phone: 888.613.0003

FAX: 316.261.6769

karla_olsen@wr.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce_burns@wr.com

WESTAR ENERGY TO SELL A PORTION OF ITS ONEOK STOCK HOLDINGS

Proceeds to be used for debt reduction

TOPEKA, Kan., August 4, 2003 — Westar Energy, Inc. (NYSE: WR) today announced it plans a secondary offering to the public of 9.5 million shares of ONEOK, Inc. (NYSE: OKE) common stock by its wholly-owned subsidiary, Westar Industries, Inc. Immediately prior to the public offering, Westar Industries will convert shares of its ONEOK $0.925 Series D Non-Cumulative Preferred Stock into shares of ONEOK common stock to be sold in the offering. In addition, if the gross proceeds to Westar from the public offering of ONEOK common stock are at least $150 million, ONEOK will repurchase from Westar Industries $50 million of ONEOK common shares at the public offering price. Westar Industries may sell either currently owned shares of ONEOK common stock or converted shares of ONEOK $0.925 Series D Non-Cumulative Preferred Stock after the proceeds of the public offering reach $150 million. Based on today’s $20.36 closing price of ONEOK common stock on the New York Stock Exchange, Westar Industries’ gross proceeds from the public offering would be approximately $193 million. Gross proceeds from both transactions are estimated to be about $250 million. Westar Energy will use the net after-tax proceeds from both transactions to reduce debt.

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Westar Energy to sell a portion of ONEOK stock holdings, page 2

JPMorgan will be the sole underwriter for the offering and will be granted an option by Westar Industries to purchase up to an additional 1.425 million shares of ONEOK common stock to cover over-allotments, if any.

A preliminary prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement related to the offering and the underlying prospectus may be obtained from J.P. Morgan Securities, Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081. Copies can also be obtained by e-mail at Addressing.Services@jpmchase.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas and owns interests in monitored security and other investments. Westar Energy provides electric service to about 657,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 36,600 miles of electric distribution and transmission lines. The company has total assets of approximately $6.9 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI). Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.-based natural gas company, Westar Energy has a 27.5 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.9 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this Form 10-Q are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning: capital expenditures; earnings; liquidity and capital resources; litigation; accounting matters; possible corporate restructurings, acquisitions and dispositions; the sale of assets proposed in our Debt Reduction and Restructuring Plan approved by the Kansas Corporation Commission on July 25, 2003; compliance with debt and other restrictive covenants; interest and dividends; environmental matters; nuclear operations; and the overall economy of our service area.

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Westar Energy to sell a portion of ONEOK stock holdings, page 3

What happens in each case could vary materially from what we expect because of such things as: electric utility deregulation or re-regulation; regulated and competitive markets; ongoing municipal, state and federal activities; economic conditions; changes in accounting requirements and other accounting matters; changing weather; rate and other regulatory matters; the impact of changes and downturns in the energy industry and the market for trading wholesale electricity; the sale of our interests in ONEOK, Inc.; the proposed sale of our interest in Protection One, Inc.; the federal grand jury subpoena by the United States Attorney’s Office requesting certain information; the Securities and Exchange Commission’s review of our consolidated financial statements and other matters; the outcome of the investigation being conducted by the Federal Energy Regulatory Commission regarding power trades with Cleco Corporation and its affiliates and other power marketing and transmission transactions; political, legislative and regulatory developments; regulatory, legislative and judicial actions; the impact of the purported shareholder and employee class action lawsuits filed against Westar Energy, Inc.; the impact of changes in interest rates generally and, specifically, changes in the London Interbank Offer Rate (LIBOR) on the fair value of our swap transactions; changes in and the discount rate assumptions used for pension and other post-retirement and post-employment benefit liability calculations, as well as actual and assumed investment returns on pension plan assets; changes in the expected tax benefits resulting from expected losses on the sale of our monitored services businesses and expected gains from the sale of our remaining investment in ONEOK, Inc.; homeland security considerations; coal, natural gas and oil prices; and other circumstances affecting anticipated operations, sales and costs.

These lists are not all-inclusive because it is not possible to predict all factors. This report should be read in its entirety and in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2002. No one section of the report deals with all aspects of the subject matter and additional information on some matters that could impact our operations and financial results may be included in our Annual Report on Form 10-K for the year ended December 31, 2002. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.